Exhibit 10.1

JLG INDUSTRIES, INC.

RESTATED ANNUAL MANAGEMENT INCENTIVE PLAN

Section 1. Purpose

     The purpose of the JLG Industries, Inc. Restated Annual Management Incentive Plan (the “Plan”) is to provide annual incentive awards in order to motivate certain executive officers and key employees of JLG Industries, Inc., a Pennsylvania corporation, and its Subsidiaries to put forth maximum efforts toward the growth, profitability and success of the Company and its Subsidiaries and to encourage such individuals to remain in the employ of the Company or a Subsidiary.

Section 2. Definitions

     In this Plan document, unless the context clearly indicates otherwise, words in the masculine gender shall be deemed to include a reference to the female gender, any term used in the singular also shall refer to the plural, and the following terms, when capitalized, shall have the meaning set forth in this Section 2:

     (a) “Award” means a potential cash benefit payable or cash benefit paid to a person in accordance with the terms and conditions of the Plan.

     (b) “Beneficiary” means the person or persons designated in writing by the Grantee as his beneficiary in respect of an Award; or, in the absence of an effective designation or if the designated person or persons predecease the Grantee, the Grantee’s Beneficiary shall be the person or persons who acquire by bequest or inheritance the Grantee’s rights in respect of an Award. In order to be effective, a Grantee’s designation of a Beneficiary must be on file with the Company before the Grantee’s death. Any such designation may be revoked and a new designation substituted therefor at any time before the Grantee’s death.

     (c) “Board of Directors” or “Board” means the Board of Directors of the Company.

     (d) “Change in Control” means the first to occur of the following events:

(1) an acquisition (other than directly from the Company) of securities of the Company by any person, immediately after which such person, together with all securities law affiliates and associates of such person, becomes the beneficial owner of securities of the Company representing 25 percent or more of the voting power; provided that, in determining whether a Change in Control has occurred, the acquisition of securities of the Company in a non-control acquisition will not constitute an acquisition that would cause a Change in Control; or

(2) three or more directors, whose election or nomination for election is not approved by a majority of the members of the incumbent Board then serving as members of the Board of Directors, are elected within any single 12-month period to serve on the Board of Directors; provided that an individual whose election or nomination for election is approved as a result of either an actual or threatened election contest or proxy contest, including by reason of any agreement intended to avoid or settle any election contest or proxy contest, will be deemed not to have been approved by a majority of the incumbent Board for purposes of this definition; or

(3) members of the incumbent Board cease for any reason to constitute at least a majority of the Board of Directors; or

(4) approval by shareholders of the Company of:

(i) a merger, consolidation, or reorganization involving the Company, unless

(A) the shareholders of the Company, immediately before the merger, consolidation, or reorganization, own, directly or indirectly immediately following such merger, consolidation, or reorganization, at least 75 percent of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, or reorganization;

(B) individuals who were members of the incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, or reorganization constitute at least a majority of the board of directors of the surviving corporation; and

(C) no person (other than (I) the Company or any Subsidiary thereof, (II) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, any Subsidiary thereof, or the surviving corporation, or (III) any person who, immediately prior to such merger, consolidation, or reorganization, had beneficial ownership of securities representing 25 percent or more of the voting power) has beneficial ownership of securities representing 25 percent or more of the combined voting power of the surviving corporation’s then outstanding voting securities;

(ii) a complete liquidation or dissolution of the Company; or

(iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a Subsidiary).

     (e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     (f) “Committee” means a committee appointed by the Board for the purpose of administering the Plan. The Committee shall consist of two or more members of the Compensation Committee of the Board, each of whom shall qualify, at the time of appointment and thereafter, as an “outside director” within the meaning of Section 162(m) of the Code (or a successor provision of similar import), as in effect from time to time.

     (g) “Company” means JLG Industries, Inc.

     (h) “Covered Executive” means an individual who is determined by the Committee to be reasonably likely to be a “covered employee” under Section 162(m) of the Code as of the end of the Company’s taxable year for which an Award to the individual will be deductible and whose Award would exceed the deductibility limits under Section 162(m) if such Award is not Performance-Based Compensation.

     (i) “Disability” or “Disabled” means having a total and permanent disability as defined in Section 22(e)(3) of the Code.

     (j) “Grantee” means an executive officer or key employee of the Company or a Subsidiary to whom an Award has been granted under the Plan.

     (k) “Performance Objective” means the goal or goals identified by the Committee that will result in an Award if the target for the Performance Year is satisfied.

     (l) “Performance Year” means the fiscal year beginning August 1 and ending July 31.

     (m) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations thereunder.

     (n) “Plan” means the JLG Industries, Inc. Restated Annual Management Incentive Plan, as set forth herein and as amended from time to time.

     (o) “Retirement” means retirement pursuant to the JLG Industries, Inc. Employees’ Retirement Savings Plan, as amended from time to time.

     (p) “Subsidiary” means a corporation, association, partnership, limited liability company, joint venture, business trust, organization, or business of which the Company directly or indirectly through one or more intermediaries owns at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally in the election of directors or other managers of the entity.

Section 3. Administration

     (a) The Plan shall be administered by the Committee. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to select the persons to be granted Awards under the Plan, to determine the time when Awards will be granted, to determine whether performance objectives and other conditions for earning Awards have been met, to determine whether Awards will be paid at the end of the Performance Year or deferred to a later date, and to determine whether an Award or payment of an Award should be reduced or eliminated. The Committee is authorized, subject to the remaining provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all persons participating in the Plan and their legal representatives.

     (b) The Committee may not delegate to any individual the authority to make determinations concerning that individual’s own Awards, or the Awards of any Covered Executive. Except as provided in the preceding sentence, the Committee may delegate to one or more of its members, or to one or more executive officers of the Company, including the Chief Executive Officer, authority (i) to select key employees to receive Awards under the Plan, and (ii) to make all other determinations in respect of such Awards. In addition, the Committee may delegate to such persons such administrative duties as it deems advisable. References herein to the Committee shall include any delegate described under this paragraph, except where the context or the regulations under Code Section 162(m) otherwise require.

     (c) The Committee, or any person to whom it has delegated duties as described herein, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan (including such legal or other counsel, consultants, and agents as it may deem desirable for the administration of the Plan) and may rely upon any opinion or computation received from any such counsel, consultant, or agent. Expenses incurred in the engagement of such counsel, consultant, or agent shall be paid by the Company.

Section 4. Eligibility

     The Committee may grant Awards under the Plan to such executive officers and key employees of the Company as it shall select for participation pursuant to Section 3 above.

Section 5. Awards; Limitations on Awards

     (a) Each Award granted under the Plan shall represent an amount payable in cash by the Company to the Grantee upon achievement of one or more or a combination of Performance Objectives in a Performance Year, subject to all other terms and conditions of the Plan and to such other terms and conditions as may be specified by the Committee. The grant of

Awards under the Plan to Covered Executives shall be evidenced by Award letters in a form approved by the Committee from time to time which shall contain the terms and conditions, as determined by the Committee, of a Grantee’s Award; provided, however, that in the event of any conflict between the provisions of the Plan and any Award letters, the provisions of the Plan shall prevail. An Award shall be determined by multiplying the Grantee’s target percentage of base salary with respect to a Performance Year by applicable factors and percentages based on the achievement of Performance Objectives, subject to the discretion of the Committee provided in Section 6 hereof.

     (b) The maximum amount of an Award granted to any one Grantee in respect of a Performance Year shall not exceed $3.5 million. This maximum amount limitation shall be measured at the time of settlement of an Award under Section 7.

     (c) Annual Performance Objectives shall be based on the performance of the Company, one or more of its Subsidiaries or affiliates, one or more of its units or divisions and/or the individual for the Performance Year. The Committee shall use one or more of the following business criteria to establish Performance Objectives for Grantees who are Covered Executives: increase in net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; attainment of division, group or corporate financial goals; return on stockholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in or maintenance of the price of the common stock or any other publicly-traded securities of the Company; increase in market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; or reductions in costs. The Performance Objective for any Covered Executive shall be sufficiently specific that a third party having knowledge of the relevant facts could determine whether the objective is met; and the outcome under the Performance Objective shall be substantially uncertain when the Committee establishes the objective. In the case of a Grantee who is not a Covered Executive, the Committee may establish Performance Objectives using the criteria listed above in this Section 5(c), or the Committee may use any other measure of performance that it shall approve in its discretion.

Section 6. Grant Of Awards

     (a) The Committee shall grant Awards to any Grantees who are Covered Executives not later than 90 days after the commencement of the Performance Year. If a Covered Executive is initially employed by the Company or a Subsidiary after the beginning of a Performance Year, the Committee may grant an Award to that Covered Executive with respect to a period of service following the Covered Executive’s date of hire, provided that no more than 25% of the relevant service period has elapsed when the Committee grants the Award and the Performance Objective otherwise satisfies the requirements applicable to Covered Executives. The Committee shall select Grantees other than Covered Executives for participation in the Plan and shall grant Awards to such Grantees at such times as the Committee may determine. In granting an Award, the Committee shall establish the terms of the Award, including the Performance Objective and the maximum amount that will be paid (subject to the limit in Section 5) if the Performance Objective is achieved. The Committee may establish different payment levels under an Award based on different levels of achievement under the Performance Objective.

     (b) After the end of each Performance Year, the Committee shall determine the amount payable to each Grantee in settlement of the Grantee’s Award for the Performance Year. The Committee, in its discretion, may reduce the maximum payment established when the Award was granted, or may determine to make no payment under the Award. The Committee, in its discretion, may increase the amount payable under the Award (but not to an amount greater than the limit in Section 5) to a Grantee who is not a Covered Executive. The Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to the settlement of each Award granted to a Covered Executive, that the Performance Objectives and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

     (c) The Committee may adjust or modify Awards or terms of Awards (1) in recognition of unusual or nonrecurring events affecting the Company or any business unit, or the financial statements or results thereof, or in response to changes in applicable laws (including tax, disclosure, and other laws), regulations, accounting principles, or other circumstances deemed relevant by the Committee, (2) with respect to any Grantee whose position or duties with the Company change during a Performance Year, or (3) with respect to any person who first becomes a Grantee after the first day of the Performance Year; provided, however, that no adjustment to an Award granted to a Covered Executive shall be authorized or made if, and to the extent that, such authorization or the making of such adjustment would contravene the requirements applicable to Performance-Based Compensation.

Section 7. Settlement Of Awards

     (a) Except as provided in this Section 7, each Grantee shall receive payment of a cash lump sum in settlement of his or her Award, in the amount determined in accordance with Section 6, as promptly as practicable following the time such determination in respect thereof has been reached by the Committee. No Award to a Covered Executive for a Performance Year commencing after July 31, 2005, shall be settled until the shareholders of the Company have approved the Plan in a manner that satisfies the requirements of Section 162(m) of the Code.

     (b) Each Grantee shall have the right to defer his or her receipt of part or all of any payment due in settlement of an Award under and in accordance with the terms and conditions of any deferred compensation plan or arrangement of the Company unless otherwise specified by the Committee.

Section 8. Termination Of Employment

     Except as otherwise provided in any written agreement between the Company and a Grantee, if a Grantee ceases to be employed by the Company prior to the end of a Performance Year for any reason other than death, Disability, or Retirement, any Award for such Performance Year shall be forfeited. If such cessation of employment results from such Grantee’s death, Disability, or Retirement, the Committee shall determine, in its sole discretion and in such manner as it may deem reasonable, subject to Section 9, the extent to which the Performance Objectives for the Performance Year or portion thereof completed at the date of cessation of employment have been achieved, and the amount payable in settlement of the Award based on such determinations. The Committee may base such determination on the performance achieved for the full year, in which case its determination may be deferred until following the Performance Year. Such determinations shall be set forth in a written certification, as specified in Section 6. Such Grantee or his or her beneficiary shall be entitled to receive settlement of such Award at the earliest time such payment may be made without causing the payment to fail to be deductible by the Company under Section 162(m) of the Code.

Section 9. Status Of Awards Under Section 162(m)

     It is the intent of the Company that Awards granted to Covered Executives for Performance Years commencing after July 31, 2005, shall constitute Performance-Based Compensation, if at the time of settlement the Grantee remains a Covered Executive. Accordingly, the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code and the regulations thereunder. If any provision of the Plan relating to a Covered Executive or any Award letter evidencing such an Award to a Covered Executive does not comply with, or is inconsistent with, the provisions of Section 162(m)(4)(C) of the Code or the regulations thereunder (including Treasury Regulation § 1.162-27(e)) for Performance-Based Compensation, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

Section 10. Transferability

     Awards and any other benefit payable under, or interest in, this Plan are not transferable by a Grantee except upon a Grantee’s death by will or the laws of descent and distribution, and shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action shall be void.

Section 11. Withholding

     All payments relating to an Award, whether at settlement or resulting from any further deferral or issuance of an Award under another plan of the Company in settlement of the Award, shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements.

Section 12. Tenure

     A Grantee’s right, if any, to continue to serve the Company as a Covered Executive, officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Grantee or any other event under the Plan.

Section 13. No Rights To Participation or Settlement

     Nothing in the Plan shall be deemed to give any eligible employee any right to participate in the Plan except upon determination of the Committee. Until the Committee has determined to settle an Award under Section 7, a Grantee’s selection to participate, the grant of an Award, and other events under the Plan shall not be construed as a commitment that any Award will be settled under the Plan. The foregoing notwithstanding, the Committee may authorize legal commitments with respect to Awards under the terms of an employment agreement or other agreement with a Grantee, to the extent of the Committee’s authority under the Plan, including commitments that limit the Committee’s future discretion under the Plan, but in all cases subject to Section 9.

Section 14. Unfunded Plan

     Grantees shall have no right, title, or interest whatsoever in or to any specific assets of the Company, or to any investments that the Company may make to aid in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Grantee, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company. The Company shall not be required to establish any special or separate fund, or to segregate any assets, to assure payment of such amounts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

Section 15. Other Compensatory Plans And Arrangements

     Nothing in the Plan shall preclude any Grantee from participation in any other compensation or benefit plan of the Company or its Subsidiaries. The adoption of the Plan and the grant of Awards hereunder shall not preclude the Company or any Subsidiary from paying any other compensation apart from the Plan, including compensation for services or in respect of performance in a Performance Year for which an Award has been made. If an Award to a Covered Executive may not be settled under the terms of the Plan, however (for example, because the Covered Executive has not achieved the Performance Objective or because shareholders have not approved the Plan), neither the Company nor a Subsidiary may pay any part of the Award to the Covered Executive outside the Plan.

Section 16. Duration, Amendment And Termination Of Plan

     No Award may be granted in respect of any Performance Year commencing after July 31, 2010. The Board may amend the Plan from time to time (either retroactively or prospectively), and may suspend or terminate the Plan at any time, provided that any such action shall be subject to shareholder approval if and to the extent required to ensure that compensation under the Plan will qualify as Performance-Based Compensation, or as otherwise may be required under applicable law.

Section 17. Governing Law

     The Plan, Awards granted hereunder, and actions taken in connection herewith shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania (regardless of the law that might otherwise govern under applicable Pennsylvania principles of conflict of laws).

Section 18. Effective Date

     The Plan shall be effective as of August 1, 2004; provided, however, that Awards granted for Performance Years commencing after July 31, 2005, shall be subject to approval of the shareholders of the Company at an annual meeting or any special meeting of stockholders of the Company before settlement of Awards for the 2006 Performance Year ending on July 31, 2006, so that compensation will qualify as Performance-Based Compensation. Awards for the Performance Year ending July 31, 2005, are not intended to qualify as Performance Based Compensation and therefore are not subject to shareholder approval. In addition, the Board may determine to submit the Plan to shareholders for reapproval at such time, if any, required in order that compensation under the Plan shall qualify as Performance-Based Compensation.